Exhibit 99.1

News Corporation
NEWS RELEASE

For Immediate Release	Contact: Miranda Higham +44 (0) 207 782 6462
Christof Schramm +49 (0) 170 858 9170

This press release does not constitute an offer of securities for sale or a solicitation of an offer to purchase securities in the United States. The shares of Sky Deutschland AG may not be offered or sold in the United States under the U.S. Securities Act of 1933, as amended, absent registration or an exemption from registration. No public offering of shares will be made in the United States.

News Corporation to support financing measures

of €300 million in Sky Deutschland AG

London, February 2, 2012 – News Corporation today announced it has agreed to support €300 million of financing measures that are being initiated by Sky Deutschland AG (“Sky Deutschland”).

The financing measures will be raised in a two step process. By the end of March 2012, a minimum of €100 million will be raised through any or a combination of the following measures: a rights offering; a private placement, with a maximum of up to 10 percent of registered shares, limited to Sky Deutschland investors; and/ or a loan provided by News Corporation, which if chosen, will be at a 14 percent coupon payable in kind and will have a maturity of 2 years. The remaining funds to reach an aggregate of €300 million are expected to be raised by Sky Deutschland by the end of September 2012 and are planned through any or a combination of the measures mentioned above and/ or a convertible bond underlying Sky Deutschland shares. In the event that a convertible bond is issued, the aggregate funding amount will be increased by the amount of interest payable on the bond from the date of issue until December 31, 2013.

The financing measures, which are backstopped by News Corporation, are structured such that News Corporation’s current 49.9 percent shareholding in Sky Deutschland will not increase unless News Corporation elects to do so.

News Corporation’s backstop commitment is subject to certain customary conditions such as the absence of a material adverse change in Sky Deutschland’s business. The financing measures are expected to be completed by no later than 30 September 2012.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2011 of approximately US$60 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.